Exhibit 99.1

Arcadia Biosciences (RKDA) Announces First Quarter 2026

Financial Results and Business Highlights

-- Zola® volumes increase 18% year-over-year --

-- SG&A at lowest level in Arcadia’s history --

DALLAS, Texas (May 14, 2026) – Arcadia Biosciences, Inc.® (Nasdaq: RKDA), a producer and marketer of innovative wellness products, today released its financial and business results for the first quarter of 2026.

“We are very pleased with our performance during the first quarter of 2026,” said T.J. Schaefer, CEO of Arcadia. “We were able to bring in gross proceeds of approximately $2.1 million from the exercise of previously outstanding preferred investment options, Zola® coconut water revenues and volumes increased at a double-digit rate compared to the same quarter last year, and our selling, general, and administrative expenses are at the lowest level in Arcadia’s history as a public company.

“Going forward, we continue to evaluate strategic alternatives but also remain focused on growing our Zola coconut water brand and are excited about the prospects of launching a new product that we expect to be on the shelves of many of our largest customers this fall,” Schaefer added.

Arcadia Biosciences, Inc.

Financial Snapshot

(Unaudited)

($ in thousands)

	Three Months Ended March 31,
	2026	2025	Favorable / (Unfavorable)
			$	%
Total revenues	1,100	1,200	(100)	(8%)
Total operating expenses	1,879	670	(1,209)	(180%)
(Loss) income from continuing operations	(779)	530	(1,309)	(247%)
Net (loss) income attributable to common stockholders	(4,385)	2,599	(6,984)	(269%)

More detailed financial information is included in the company’s Report on Form 8-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC), available in the Investors section of the company’s website under SEC Filings.

Revenues

Sales of Zola coconut water unit volumes increased 18% and also benefitted from a price increase that went into effect at the beginning of the year. However, reported revenues decreased $100,000, or 8%, during the first quarter of 2026 compared to the same period in 2025, driven primarily by a revenue reserve release of approximately $193,000 in 2025.

Operating Expenses

Total operating expenses increased by $1.2 million during the first quarter of 2026 compared to the same period in 2025 due to the $750,000 gain on sale of the company’s reduced gluten and oxidative stability patent portfolios and $1.0 million gain related to the change in fair value of contingent consideration liability in the first quarter of 2025.

Cost of revenues increased $18,000, or 3%, during the first quarter of 2026 compared to the same period in 2025 driven primarily by the increase in Zola sales volume, which increased product costs and freight expenses.

Selling, general, and administrative expenses decreased by $559,000 during the first quarter of 2026 compared to the same period in 2025, driven primarily by the absence of M&A fees and lower employee costs in the first quarter of 2026.

Net Loss (Income) Attributable to Common Stockholders

Net loss attributable to common stockholders for the first quarter of 2026 was $4.4 million, or $2.11 per share, a $7.0 million decrease from the $2.6 million net income, or $1.90 per share, for the first quarter of 2025. The decrease was primarily driven by the loss relating to the company’s January 2026 warrant inducement offer transaction of $2.9 million and other loss of $1.5 million, in addition to the $750,000 gain on sale of the company’s reduced gluten and oxidative stability patent portfolios and $1.0 million gain related to the change in fair value of contingent consideration liability in the first quarter of 2025.

About Arcadia Biosciences, Inc.

Since 2002, Arcadia Biosciences (Nasdaq: RKDA) has been innovating high-value, healthy ingredients to meet consumer demands for healthier choices. With its roots in agricultural innovation, Arcadia cultivates next-generation wellness products. For more information, visit www.arcadiabio.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future results of operations concerning the company and its products, including, but not limited to, statements relating to Zola products and sales, the company’s growth, cash position, operating costs, financial performance, evaluation of possible strategic alternatives and transactions, and the impact on shareholder value. Undue reliance should not be placed on any forward-looking statements. Forward-looking statements are only predictions and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from the results anticipated by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks set forth in filings that the company makes with the Securities and Exchange Commission from time to time, including in Arcadia’s Annual Report on Form 10-K for the year ended December 31, 2025 (the 2025 Form 10-K), and other filings that the company makes with the SEC. Forward-looking statements concerning anticipated future activities also assume that the company has sufficient funding to continue its operations and planned activities, which may not be the case. As described in greater detail in the 2025 Form 10-K and in the company’s Quarterly Report on Form 10-Q for the period ended March 31, 2026, the company will require additional funding in the near future to continue its operations and planned activities. There are no assurances that required funding will be available at all or will be available in sufficient amounts or on reasonable terms. The company may seek to raise additional funds through equity or debt financings, through transactions involving its other assets, or through other transactions. Any sale of additional equity securities could result in dilution to company stockholders. Reported results should not be considered as an indication of future performance. Forward-looking statements made in this press release speak only as of the date hereof, and except as required by law, Arcadia Biosciences, Inc. disclaims any obligation to update these forward-looking statements or to reflect events or circumstances arising after the date of this press release.

Arcadia Biosciences Contact:

T.J. Schaefer

ir@arcadiabio.com

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